EXHIBIT 99.1

Martin Marietta Reports Record Second Quarter Earnings Per Diluted Share of $2.25, an 18% Increase

Company Also Sets Records for Consolidated Net Sales, Gross Profit and Earnings from Operations

Aggregates Product Line Pricing Improves 4 Percent, Led by Double-Digit Gain in Southeast Group
Cement Volumes Increase 8 Percent; Pricing Growth of 5 Percent
Magnesia Specialties Achieves Record Net Sales and Gross Profit

Reaffirms Full-Year 2017 Guidance;
Expects to Close Bluegrass Materials Acquisition in Fourth Quarter

RALEIGH, N.C., Aug. 01, 2017 (GLOBE NEWSWIRE) -- Martin Marietta Materials, Inc. (NYSE:MLM) today reported results for the second-quarter ended June 30, 2017.

Quarterly 2017 Highlights Include the Following Second-Quarter Records:
(All comparisons are versus prior-year second quarter)

  Consolidated net sales of $996.3 million increased 8.8% compared with $915.4 million
  Building Materials net sales of $931.7 million compared with $856.6 million, an increase of 8.8%, and Magnesia Specialties net sales of $64.6 million compared with $58.8 million, an increase of 9.7%
  Consolidated gross profit of $274.1 million compared with $247.4 million, an increase of 10.8%
  Consolidated earnings from operations of $212.9 million compared with $190.8 million, an increase of 11.5%
  Earnings per diluted share of $2.25 compared with $1.90, an increase of 18.4%
  EBITDA of $292.3 million compared with $266.5 million, an increase of 9.7%

Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “Our record second-quarter results reflect improved sales, gross profit and earnings from operations in each reportable group, underscoring the breadth of our business and our ability to capitalize on the ongoing recovery in construction activity. Positive residential and nonresidential activity drove results, along with pricing improvements across our aggregates product line, led by the Southeast Group’s 10.6 percent increase. We overcame challenging operating conditions in several key states, as near-record levels of precipitation in North Carolina, South Carolina, Georgia and Florida negatively impacted aggregates shipments and operating efficiencies in our historically most profitable geographic areas. Looking ahead, we are optimistic about the remainder of 2017 and beyond due to increased momentum across almost our entire geographic footprint and the positive near- and medium-term outlooks expressed by our customers.”

Mr. Nye added, “To ensure we are prepared for the expected strong demand throughout the remainder of 2017 and 2018,  we are continuing key operational initiatives, including increasing production capabilities, investing in personnel, and undertaking grading and equipment maintenance. Our focus on increased production is particularly relevant for high-demand products meeting Department of Transportation specifications; this production ramp-up and increased operating leverage should favorably impact our cost structure for the balance of 2017.

“Consistent with the long-term nature of our business and in alignment with our strategic plan, we recently announced an agreement to acquire Bluegrass Materials Company (Bluegrass), the largest privately-held, pure-play aggregates business in the United States, for $1.625 billion in cash.  Bluegrass has a portfolio of 23 active sites with more than 125 years of strategically-located, high-quality reserves in Georgia, South Carolina, Tennessee, Maryland and Kentucky.   Bluegrass’ strategic assets and impressive cost profile, combined with the depth and strength of its personnel, are a natural fit with Martin Marietta.  We expect the transaction to be accretive to earnings per diluted share and cash flow in the first full year after closing, which is expected to occur in the fourth quarter of 2017, following regulatory approvals and other customary closing conditions.”

Mr. Nye concluded, “Our leading positions in some of the nation’s fastest-growing, most vibrant markets underpin our confidence in Martin Marietta’s ability to capitalize on the durable, multi-year construction recovery and benefit from the expected increased demand. We remain steadfast in our commitment to further enhancing long-term shareholder value, with a relentless focus on world-class safety standards, diligent cost discipline and operational excellence.”

Mr. Nye’s CEO Earnings Commentary and Market Perspective can be found on the investor relations portion of the Company’s website.

NOTABLE ITEMS FOR THE SECOND-QUARTER ENDED JUNE 30, 2017
(All growth and margin comparisons are versus the prior-year period)

	Three-months ended June 30,		Six-months ended June 30,
	2017	2016	2017	2016
Consolidated net sales	$ 996.3M	$ 915.4M	$ 1.788B	$ 1.649B
% variance	8.8%		8.4%
Consolidated gross profit	$ 274.1M	$ 247.4M	$ 421.2M	$ 392.7M
% variance	10.8%		7.3%
Consolidated gross profit margin (excluding freight and delivery revenues)	27.5%	27.0%	23.6%	23.8%
margin variance	50 bps		(20 bps)
Earnings from operations	$ 212.9M	$ 190.8M	$ 290.0M	$ 276.9M
% variance	11.5%		4.7%
EBITDA [1]	$ 292.3M	$ 266.5M	$ 440.0M	$ 419.1M
% variance	9.7%		5.0%
EBITDA margin as a % of net sales	29.3%	29.1%	24.6%	25.4%
margin variance	20 bps		(80 bps)
Earnings per diluted share	$2.25	$1.90	$2.91	$2.60
% variance	18.4%		11.9%

1 See appendix for a reconciliation to net earnings.

Operating Results
(All comparisons are versus the prior-year period unless noted otherwise)

Building Materials Business
In the second quarter of 2017, net sales for the Building Materials business, which includes the aggregates, cement, ready mixed concrete and asphalt and paving product lines, were $931.7 million, an increase of 8.8 percent from $856.6 million, driven by pricing and volume gains in all product lines. The aggregates product line average selling price improvement of 3.8 percent was led by a 10.6 percent increase in the Southeast Group. The West Group and Mid-America Group reported increases of 3.4 percent and 2.4 percent, respectively. The cement product line had pricing growth of 5.2 percent, further reinforcing the underlying positive market fundamentals in Texas. Ready mixed concrete and asphalt pricing increased 1.4 percent and 11.1 percent, respectively.

Aggregates product line shipments increased 2.0 percent compared with the second quarter of 2016. Volume growth was led by the West Group’s increase of 3.6 percent followed by 2.0 percent growth in the Mid-America Group. Volume growth in the Mid-America Group was negatively impacted by heavy precipitation.  In addition, the Southeast Group’s shipments were particularly affected by wet weather in Georgia throughout the majority of the second quarter and decreased 3.2 percent compared with the second quarter of 2016. Total cement shipments increased 8.0 percent. Ready mixed concrete shipments, including volumes from acquired businesses, increased 11.5 percent. Asphalt volumes increased 16.5 percent compared with the second quarter of 2016, benefitting from robust demand in Colorado.

Gross margin (excluding freight and delivery revenues) for the Building Materials business was 26.8 percent, an increase of 30 basis points, driven by the Southeast Group’s nearly 250-basis-point improvement.  Further growth was hindered by poor, weather-impacted operating conditions.  The Building Materials business results reflect cement kiln maintenance costs of $3.5 million for the quarter compared with $5.7 million. Remaining planned kiln maintenance costs for the year are $10.6 million, with nearly all to occur in the fourth quarter. Total kiln maintenance costs for the full year 2017 are expected to be $18.3 million compared with $20.9 million in the prior year.

Infrastructure Market Highlights

  For the quarter, shipments to the infrastructure market were relatively flat and comprised 41 percent of second-quarter aggregates product line volumes, which remains below the Company’s five-year average.  This is attributable to continued under-investment in the nation’s infrastructure and greater private-sector nonresidential and residential investments

Nonresidential Market Highlights

  The nonresidential market represented 32 percent of second-quarter aggregates product line shipments.  The light nonresidential market, which consists primarily of office and retail construction, increased 3.4 percent for the quarter; however, heavy nonresidential activity, which includes industrial building as well as energy and energy-related construction, was relatively flat, resulting in a 1.6 percent increase in overall nonresidential shipments.
  The Southeast Group reported strong industrial construction growth.  However, in-line with management’s expectations, the West Group reported a decline in nonresidential shipments due to the completion of several large energy-related projects in 2016 that were not immediately replaced in the first half of 2017.

Residential Market Highlights

  The residential market accounted for 20 percent of aggregates product line shipments for the second quarter.
  Volumes to this segment increased 14.8 percent, driven by continued strength in housing across the Company’s geographic footprint.
  Texas, Florida, North Carolina, Georgia and South Carolina, key geographies for the Building Materials business, comprised five of the top ten states for single family housing starts as of May 2017.  Additionally, on the metro-level, Dallas, Tampa, Austin, Houston, Atlanta, Charlotte, Raleigh and Orlando comprised the top eight for single family unit starts.

The ChemRock/Rail market accounted for the remaining 7 percent of aggregates product line volumes and declined versus the prior-year quarter.

Magnesia Specialties Business

For the second quarter of 2017, net sales for the Magnesia Specialties business were $64.6 million, an increase of 9.7 percent from $58.8 million, with growth in both the chemicals and lime product lines.  Gross profit increased 8.8 percent to $23.6 million and gross margin (excluding freight and delivery revenues) remained strong at 36.6 percent for the second quarter 2017.

Steel capacity utilization increased to approximately 74.4 percent in 2017, compared with the prior-year utilization rate of approximately 72.4 percent.

Consolidated Operating Results

Selling, general and administrative (SG&A) expenses were 6.9 percent of net sales, reflective of a higher second-quarter accrual rate in performance-based incentive compensation compared with the prior-year quarter. Earnings from operations for the second quarter were $212.9 million in 2017 compared with $190.8 million in 2016, an increase of 11.5 percent.

The estimated effective income tax rate was 26.8 percent for the second quarter 2017, reflecting a 154-basis-point benefit from excess tax benefits associated with option exercises and vesting of stock-based compensation awards.  Effective January 1, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires excess income tax benefits and tax deficiencies be recorded in tax expense, as a discrete event, in the period shares are issued or options are exercised.

Liquidity and Capital Resources

Cash provided by operating activities for the six-months ended June 30, 2017 was $229.6 million in 2017 compared with $209.8 million in 2016.

Property, plant and equipment additions for the six-months ended June 30, 2017 were $216 million, reflecting the continued strategic deployment of capital into the business, including mobile fleet purchases that will reduce maintenance and repair costs.  Full-year capital spending is expected to range from $450 million to $500 million.

At June 30, 2017, the ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing-12 months was 1.8 times.

Capital Allocation Priorities Remain Unchanged

Martin Marietta is dedicated to maintaining disciplined capital allocation to further enhance shareholder value. The Company’s unchanged capital allocation priorities include:

  The right acquisitions that enable the successful execution of the Company’s strategic growth plan
  Organic capital investment
  Return of cash to shareholders through:
  A meaningful and sustainable dividend; and
  Share repurchases

In keeping with these stated capital allocation priorities, the Company recently announced an agreement to acquire Bluegrass for $1.625 billion in cash. This transaction is consistent with the long-term nature of Martin Marietta’s business and in alignment with its strategic plan.

The Board of Directors of Martin Marietta previously authorized a share repurchase program under which the Company may acquire up to 20 million shares of its outstanding common stock. Since announcing its repurchase authorization in February of 2015, the Company has repurchased 5.4 million shares and, including the payment of dividends, returned $1.15 billion to shareholders.  As of June 30, 2017, there were 62.8 million shares of Martin Marietta common stock outstanding and 14.6 million shares remaining under the current repurchase authorization.

Full-Year 2017 Outlook

The Company is encouraged by largely positive trends in the markets it serves and its ability to execute its strategic business plans. Notably:

  Public sector growth is expected to continue in 2017 as new monies flow into the system. Fixing America’s Surface Transportation, or FAST, Act projects should accelerate through the year, supported by ongoing activity funded through the Transportation Infrastructure Finance and Innovation Act (TIFIA). Additionally, state and local initiatives that support infrastructure funding, including gas tax increases and other ballot initiatives passed over the past 24 months, are expected to grow and continue to play an expanded role in public-sector activity.
  Nonresidential construction is expected to modestly increase in both the heavy industrial and commercial sectors.  The Dodge Momentum Index is near its highest level since 2009, signaling continued growth. Additional energy-related economic activity, including follow-on public and private construction, will be mixed. While the majority of the $61.5 billion of new energy-related projects are scheduled to start in 2018, earlier commencement may provide additional growth in 2017.
  Residential construction is expected to continue growing, particularly in key Martin Marietta markets, driven by employment gains, historically low levels of construction activity over the previous years, low mortgage rates, higher lot development, and higher multi-family rental rates.

Based on these trends and expectations, including a return to more normal weather patterns, the Company anticipates achieving the following for the full year, exclusive of any impact from the pending acquisition of Bluegrass:

  Aggregates product line end-use markets compared with 2016 levels are as follows:
    Infrastructure market to increase mid-single digits.
    Nonresidential market to increase in the low- to mid-single digits.
    Residential market to increase in the mid- to high-single digits.
    ChemRock/Rail market to remain stable.

2017 GUIDANCE
	Low	High
Consolidated Results
Consolidated net sales [1]	$ 3.75B	$ 3.95B
Consolidated gross profit	$ 1.0B	$ 1.1B

SG&A	$ 255M	$ 265M
Interest expense	$ 85M	$ 90M
Estimated tax rate (excluding discrete events)	30%	30%
Capital expenditures	$ 450M	$ 500M

EBITDA	$ 1.05B	$ 1.13B

Building Materials Business
Aggregates Product Line
Volume (total tons) [2]	165M	167M
% growth [2]	4.0%	5.5%

Average selling price per ton	$13.50	$13.75
% growth	5.0%	7.0%
Net sales	$ 2.2B	$ 2.3B
Gross profit	$ 660M	$ 725M

Cement Product Line
Net sales	$ 380M	$ 400M
Gross profit	$ 130M	$ 155M

Ready Mixed Concrete and Asphalt/Paving Product Lines
Net sales	$ 1.325B	$ 1.400B
Gross profit	$ 145M	$ 155M

Magnesia Specialties Business
Net sales	$ 235M	$ 240M
Gross profit	$ 85M	$ 90M

1 2017 consolidated net sales exclude $390 million related to estimated interproduct sales.

2 Represents 2017 total aggregates volumes, which includes approximately 11.6 million internal tons. Volume growth ranges are in comparison to total volumes of 158.6 million tons as reported for the full year 2016, which includes 10.4 million internal tons.

Risks to Outlook

The 2017 outlook includes management’s assessment of the likelihood of certain risks and uncertainties that may affect performance, including but not limited to: both price and volume, and a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; the United States Congress’ inability to reach agreement among themselves or with the current Administration on policy issues that impact the federal budget; the volatility in the commencement of infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction; a further decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline and certain regulatory or other economic factors; a slowdown in the residential construction recovery; a reduction in economic activity in the Company’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and a sustained reduction in capital investment by the railroads; an increase in the cost of compliance with governmental laws, rules and regulations; construction labor shortages and/or supply-chain challenges; and unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to its cement and/or its Magnesia Specialties production facilities.  Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability.  If these negatively affect transportation budgets more than in the past, construction spending could be reduced.  Cement is subject to cyclical supply and demand and price fluctuations.  The Magnesia Specialties business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Company’s principal business serves customers in construction markets.  This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, mitigate the risk of uncollectible receivables.  The level of demand in the Company’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Building Materials business and, therefore, profitability.  Production costs in the Building Materials business are also sensitive to energy and raw material prices, both directly and indirectly.  Diesel fuel, coal, and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts.  Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network.  The Magnesia Specialties business is sensitive to changes in domestic steel capacity utilization as well as the absolute price and fluctuation in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of rail cars and locomotive power and condition of rail infrastructure to move trains, affects the Company’s efficient transportation of aggregates products in certain markets, most notably Texas, Colorado, Florida, North Carolina and the Gulf Coast.  In addition, availability of rail cars and locomotives affects the Company’s movement of essential dolomitic lime for magnesia chemicals, to both the Company’s plant in Manistee, Michigan and its customers.  The availability of trucks, drivers and railcars to transport the Company’s products, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

All of the Company’s businesses are also subject to weather-related risks that can significantly affect production schedules and profitability.  The first and fourth quarters are most adversely affected by winter weather.  Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. In fact, in early October 2016, Hurricane Matthew generated winds and significant amounts of rainfall disrupting operations from the Bahamas, Florida, Georgia and the Carolinas.  However, after hurricane-related flood waters recede, management expects an increase in construction activity as roads, homes and businesses are repaired.

Risks to the outlook also include shipment declines resulting from economic events beyond the Company’s control.  In addition to the impact on nonresidential and residential construction, the Company is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

The Company’s future performance is also exposed to risks from tax reform at the federal and state levels.

CONFERENCE CALL INFORMATION

The Company will discuss its second-quarter 2017 earnings results on a conference call and an online web simulcast today (August 1, 2017).  The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time today.  An online replay will be available approximately two hours following the conclusion of the live broadcast.  A link to these events will be available at the Company’s website.  Additionally, the Company has posted supplemental financial information related to its second-quarter performance on its website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 58426317.

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete, and asphalt. Through a network of operations spanning 26 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta's Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products.  For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor the Company’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as "anticipate," "expect," "should be," "believe," “will,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, the performance of the United States economy; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a further slowdown in energy-related construction activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Company’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; reduction of the Company’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Company’s filings with the SEC. Other factors besides those listed here may also adversely affect the Company, and may be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$996.3	$915.4	$1,788.0	$1,649.4
Freight and delivery revenues	67.2	61.9	119.4	116.6
Total revenues	1,063.5	977.3	1,907.4	1,766.0
Cost of sales	722.2	668.0	1,366.8	1,256.7
Freight and delivery costs	67.2	61.9	119.4	116.6
Total cost of revenues	789.4	729.9	1,486.2	1,373.3
Gross profit	274.1	247.4	421.2	392.7
Selling, general and administrative expenses	68.4	59.8	137.9	118.1
Acquisition-related expenses, net	2.0	0.2	2.0	0.6
Other operating income, net	(9.2)	(3.4)	(8.7)	(2.9)
Earnings from operations	212.9	190.8	290.0	276.9
Interest expense	24.0	20.3	44.9	40.3
Other nonoperating income, net	(5.4)	(5.0)	(5.9)	(3.7)
Earnings before taxes on income	194.3	175.5	251.0	240.3
Taxes on income	52.0	53.4	66.5	73.1
Consolidated net earnings	142.3	122.1	184.5	167.2
Less: Net (loss) earnings attributable to noncontrolling interests	-	-	(0.1)	0.2
Net earnings attributable to Martin Marietta Materials, Inc.	$142.3	$122.1	$184.6	$167.0

Net earnings per common share attributable to common shareholders:
Basic	$2.26	$1.91	$2.92	$2.61
Diluted	$2.25	$1.90	$2.91	$2.60

Dividends per common share	$0.42	$0.40	$0.84	$0.80

Average number of common shares outstanding:
Basic	62.9	63.5	63.0	63.8
Diluted	63.1	63.8	63.2	64.1

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales:
Building Materials Business:
Mid-America Group	$269.8	$259.0	$447.2	$432.3
Southeast Group	88.5	82.7	175.2	150.0
West Group	573.4	514.9	1,037.8	948.7
Total Building Materials Business	931.7	856.6	1,660.2	1,531.0
Magnesia Specialties	64.6	58.8	127.8	118.4
Total	$996.3	$915.4	$1,788.0	$1,649.4

Gross profit (loss):
Building Materials Business:
Mid-America Group	$98.6	$92.8	$124.8	$120.4
Southeast Group	18.9	15.6	33.2	25.9
West Group	132.7	118.9	217.3	207.2
Total Building Materials Business	250.2	227.3	375.3	353.5
Magnesia Specialties	23.6	21.7	45.9	44.7
Corporate	0.3	(1.6)	-	(5.5)
Total	$274.1	$247.4	$421.2	$392.7

Selling, general and administrative expenses:
Building Materials Business:
Mid-America Group	$13.7	$13.4	$27.3	$26.4
Southeast Group	4.5	4.5	8.8	8.4
West Group	25.9	23.6	50.9	46.5
Total Building Materials Business	44.1	41.5	87.0	81.3
Magnesia Specialties	2.4	2.4	4.8	4.8
Corporate	21.9	15.9	46.1	32.0
Total	$68.4	$59.8	$137.9	$118.1

Earnings (Loss) from operations:
Building Materials Business:
Mid-America Group	$85.4	$80.8	$98.7	$95.5
Southeast Group	14.3	11.6	24.5	18.6
West Group	112.5	99.4	173.7	165.2
Total Building Materials Business	212.2	191.8	296.9	279.3
Magnesia Specialties	21.1	19.3	41.0	39.9
Corporate	(20.4)	(20.3)	(47.9)	(42.3)
Total	$212.9	$190.8	$290.0	$276.9

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales by product line:
Building Materials Business:
Aggregates	$578.4	$547.3	$1,029.8	$978.2
Ready Mixed Concrete	241.9	214.9	464.3	401.8
Cement	99.0	87.4	192.7	184.3
Asphalt and Paving	112.0	88.1	138.6	101.9
Less: Interproduct sales	(99.6)	(81.1)	(165.2)	(135.2)
Total Building Materials Business	931.7	856.6	1,660.2	1,531.0
Magnesia Specialties Business	64.6	58.8	127.8	118.4
Total	$996.3	$915.4	$1,788.0	$1,649.4

Gross profit (loss) by product line:
Building Materials Business:
Aggregates	$173.5	$165.0	$252.8	$247.1
Ready Mixed Concrete	26.9	25.3	46.7	43.2
Cement	29.4	24.1	60.3	56.6
Asphalt and Paving	20.4	12.9	15.5	6.6
Total Building Materials Business	250.2	227.3	375.3	353.5
Magnesia Specialties Business	23.6	21.7	45.9	44.7
Corporate	0.3	(1.6)	-	(5.5)
Total	$274.1	$247.4	$421.2	$392.7

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,	June 30,
	2017	2016	2016
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$36.7	$50.0	$28.6
Accounts receivable, net	570.6	457.9	534.5
Inventories, net	549.9	521.6	504.9
Other current assets	87.1	56.9	53.9
Property, plant and equipment, net	3,505.3	3,423.4	3,322.2
Intangible assets, net	2,663.3	2,670.7	2,643.5
Other noncurrent assets	103.0	120.4	145.7
Total assets	$7,515.9	$7,300.9	$7,233.3

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$140.0	$180.0	$238.2
Other current liabilities	394.3	366.6	363.4
Long-term debt (excluding current maturities)	1,641.9	1,506.2	1,541.1
Other noncurrent liabilities	1,139.2	1,105.5	1,074.1
Total equity	4,200.5	4,142.6	4,016.5
Total liabilities and equity	$7,515.9	$7,300.9	$7,233.3

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Six Months Ended
	June 30,
	2017	2016
Operating activities:
Consolidated net earnings	$184.5	$167.2
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	146.1	139.6
Stock-based compensation expense	17.7	12.8
Gain on divestitures and sales of assets	(17.5)	(0.3)
Deferred income taxes	2.5	34.4
Other items, net	(4.4)	(5.8)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(112.7)	(117.5)
Inventories, net	(28.2)	(33.1)
Accounts payable	11.7	32.5
Other assets and liabilities, net	29.9	(20.0)
Net cash provided by operating activities	229.6	209.8

Investing activities:
Additions to property, plant and equipment	(216.1)	(210.5)
Acquisitions, net	(2.2)	(123.0)
Cash received in acquisition	-	3.4
Proceeds from divestitures and sales of assets	32.1	4.5
Payment of railcar construction advances	(40.9)	-
Reimbursement of railcar construction advances	40.9	-
Net cash used for investing activities	(186.2)	(325.6)

Financing activities:
Borrowings of long-term debt	941.2	280.0
Repayments of long-term debt	(845.0)	(70.4)
Payments on capital leases	(1.8)	(1.6)
Debt issue costs	(1.1)	-
Change in bank overdraft	3.8	(3.1)
Contributions by noncontrolling interest to joint venture	0.2	-
Repurchases of common stock	(100.0)	(190.0)
Dividends paid	(53.1)	(51.5)
Issuances of common stock	7.9	18.1
Shares withheld for employees' income tax obligations	(8.8)	(5.5)
Net cash used for financing activities	(56.7)	(24.0)

Net decrease in cash and cash equivalents	(13.3)	(139.8)
Cash and cash equivalents, beginning of period	50.0	168.4
Cash and cash equivalents, end of period	$36.7	$28.6

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2017		June 30, 2016
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Mid-America Group	2.0%	2.4%	0.6%	3.2%
Southeast Group	(3.2%)	10.6%	5.5%	10.5%
West Group	3.6%	3.4%	0.1%	3.0%
Total Aggregates Product Line (2)	2.0%	3.8%	1.0%	4.4%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Shipments (tons in thousands)	2017	2016	2017	2016
Mid-America Group	20,513	20,116	33,251	33,054
Southeast Group	5,203	5,375	10,231	9,693
West Group	17,707	17,091	32,552	32,515
Total Aggregates Product Line (2)	43,423	42,582	76,034	75,262

(1) Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2) Aggregates product line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Shipments (in thousands)
Aggregates tons - external customers	40,411	39,895	70,829	70,655
Internal aggregates tons used in other product lines	3,012	2,687	5,205	4,607
Total aggregates tons	43,423	42,582	76,034	75,262

Ready Mixed Concrete - cubic yards	2,226	1,997	4,282	3,783

Cement tons - external customers	620	578	1,226	1,263
Internal cement tons used in other product lines	302	276	601	548
Total Cement tons	922	854	1,827	1,811

Asphalt tons - external customers	325	263	478	343
Internal asphalt tons used in road paving business	662	584	786	649
Total asphalt tons	987	847	1,264	992

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$13.24	$12.76	$13.45	$12.88
Ready Mixed Concrete (per cubic yard)	$106.90	$105.37	$106.39	$103.99
Cement (per ton)	$106.31	$101.04	$104.44	$100.51
Asphalt (per ton)	$42.48	$38.25	$41.49	$38.89

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)

Gross margin as a percentage of net sales represents a non-GAAP measure. The Company presents this ratio calculated based on net sales, as it is consistent with the basis by which management reviews the Company's operating results. Further, management believes it is consistent with the basis by which investors analyze the Company's operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin calculated as a percentage of total revenues represents the most directly comparable financial measure calculated in accordance with generally accepted accounting principles ("GAAP"). The following tables present the calculations of gross margin for the three and six months ended June 30, 2017 and 2016, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Consolidated Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross profit	$274.1	$247.4	$421.2	$392.7
Total revenues	$1,063.5	$977.3	$1,907.4	$1,766.0
Gross margin	25.8%	25.3%	22.1%	22.2%

Consolidated Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross profit	$274.1	$247.4	$421.2	$392.7
Total revenues	$1,063.5	$977.3	$1,907.4	$1,766.0
Less: Freight and delivery revenues	(67.2)	(61.9)	(119.4)	(116.6)
Net sales	$996.3	$915.4	$1,788.0	$1,649.4
Gross margin excluding freight and delivery revenues	27.5%	27.0%	23.6%	23.8%

Building Materials Business Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross profit	$250.2	$227.3	$375.3	$353.5
Total revenues	$993.5	$913.7	$1,768.8	$1,638.2
Gross margin	25.2%	24.9%	21.2%	21.6%

Building Materials Business Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross profit	$250.2	$227.3	$375.3	$353.5
Total revenues	$993.5	$913.7	$1,768.8	$1,638.2
Less: Freight and delivery revenues	(61.8)	(57.1)	(108.6)	(107.2)
Net sales	$931.7	$856.6	$1,660.2	$1,531.0
Gross margin excluding freight and delivery revenues	26.8%	26.5%	22.6%	23.1%

Southeast Group Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross profit	$18.9	$15.6	$33.2	$25.9
Total revenues	$92.3	$87.6	$182.6	$159.3
Gross margin	20.5%	17.8%	18.2%	16.3%

Southeast Group Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross profit	$18.9	$15.6	$33.2	$25.9
Total revenues	$92.3	$87.6	$182.6	$159.3
Less: Freight and delivery revenues	(3.8)	(4.9)	(7.4)	(9.3)
Net sales	$88.5	$82.7	$175.2	$150.0
Gross margin excluding freight and delivery revenues	21.3%	18.9%	19.0%	17.3%

Magnesia Specialties Business Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross profit	$23.6	$21.7	$45.9	$44.7
Total revenues	$70.0	$63.6	$138.6	$127.8
Gross margin	33.7%	34.1%	33.1%	35.0%

Magnesia Specialties Business Product Line Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross profit	$23.6	$21.7	$45.9	$44.7
Total revenues	$70.0	$63.6	$138.6	$127.8
Less: Freight and delivery revenues	(5.4)	(4.8)	(10.8)	(9.4)
Net sales	$64.6	$58.8	$127.8	$118.4
Gross margin excluding freight and delivery revenues	36.6%	36.9%	35.9%	37.8%

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-12 months is a covenant under the Company's revolving credit facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing-12 months cannot exceed 3.50 times as of June 30, 2017, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement, at June 30, 2017, for the trailing-12 months EBITDA. For supporting calculations, refer to Company's website at www.martinmarietta.com.

	Twelve-Month Period
	July 1, 2016 to
	June 30, 2017
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$443.0
Add back:
Interest expense	86.2
Income tax expense	175.0
Depreciation, depletion and amortization expense	288.2
Stock-based compensation expense	25.4

Deduct:
Interest income	(0.3)
Nonrecurring gains on divestitures, net	(5.9)

Consolidated EBITDA, as defined by the Company's Credit Agreement	$1,011.6

Consolidated Net Debt, as defined and including debt for which the Company is a co-borrower, at June 30, 2017	$1,800.2

Consolidated Debt-to-Consolidated EBITDA, as defined by the Company's Credit Agreement,
at June 30, 2017, for the trailing-12 months EBITDA	1.78 times

EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Company's website at www.martinmarietta.com. EBITDA is as follows for the three and six months ended June 30, 2017 and 2016.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Consolidated Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$292.3	$266.5	$440.0	$419.1

A Reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to Consolidated EBITDA is as follows:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Earnings Attributable to Martin Marietta Materials, Inc.	$142.3	$122.1	$184.6	$167.0
Add back:
Interest Expense	24.0	20.3	44.9	40.3
Taxes on Income	52.0	53.4	66.5	73.1
Depreciation, Depletion and Amortization Expense	74.0	70.7	144.0	138.7
Consolidated EBITDA	$292.3	$266.5	$440.0	$419.1

Net Sales	$996.3	$915.4	$1,788.0	$1,649.4

EBITDA margin as percentage of net sales	29.3%	29.1%	24.6%	25.4%

Investor Contact:
Elisabeth L. Eisleben
Director, Investor Relations
(919) 510-4776
Elisabeth.Eisleben@martinmarietta.com